Exhibit 99.1

The First Bancshares, Inc. Reports 3rd Quarter 2012 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--October 23, 2012--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended September 30, 2012. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be November 8, 2012 with a payable date of November 26, 2012.

Net income available to common stockholders for the three months ended September 30, 2012 amounted to $766,000, or $.24 per diluted share, compared to $660,000, or $.21 per diluted share for the same quarter in 2011, an increase of $106,000 or 16.1%.

Net income available to common stockholders for the nine months ended September 30, 2012 amounted to $2,561,000, or $.82 per diluted share, compared to $1,660,000, or $.54 per diluted share for the same period in 2011, an increase of $901,000 or 54.3%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “Although the economy remains challenging, our company continues to perform well. We have been successful in growing the company both in terms of size and profitability. Total assets increased 6.5% to $725.7 million during the first 9 months of 2012 and earnings per share is up 52% year over year. We appreciate the hard work and commitment of our team members and the support of our customers and shareholders.”

The following are key highlights for the nine months ended September 30, 2012:

  Assets grew 6.5% to $725.7 million
  Loans increased 1.3% to $393.0 million
  Deposits increased 8.5% to $621.9 million
  Annualized return on average assets increased to .49% during the nine month period from .44% for the calendar year 2011
  Annualized return on average equity increased to 5.43% during the nine month period from 5.16% for the calendar year 2011

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended September 30, 2012, was $5.4 million, a $0.7 million increase compared to the third quarter of 2011. This improvement was a result of increased loan volume and increased securities as well as lower funding costs.

Non-interest income increased 39.5% for the third quarter of 2012 to $1,518,000 as compared to $1,088,000 for the third quarter of 2011. An increase in fee income associated with higher loan and deposit volumes attributed to this increase as well as fee income generated from our mortgage division.

Non-Interest Expense

Non-interest expense increased for the third quarter of 2012 to $5,437,000 as compared to $4,479,000 for the third quarter of 2011. This reflects an increase of 21.4% in non-interest expense primarily related to an increase in operating costs associated with the Whitney branches acquired in the fourth quarter of 2011.

Total Assets, Net Loans and Deposits

Total assets increased between June 30, 2012, and September 30, 2012 by $25.1 million, or 3.6%. Deposits increased $33.9 million or 5.8% over the same period. Total loans, net of unearned interest, increased $5.0 million or 1.3% between June 30, 2012, and September 30, 2012.

At September 30, 2012, The First Bancshares, Inc. reported total loans of $393.0 million, total assets of $725.7 million, total deposits of $621.9 million and stockholders’ equity of $65.4 million. Return on average assets was .43% and return on average equity was 4.76% for the quarter.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach and Diamondhead, Mississippi as well as Bogalusa, Louisiana. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. FINANCIAL HIGHLIGHTS (Unaudited)

($ amounts in thousands except earnings per share, book value and total share volume)

	For the three months ended Sept 30,		For the nine months ended Sept 30,
	2012	2011	2012	2011

Interest income	$6,459	$5,999	$19,734	$17,673
Interest expense	1,028	1,267	3,310	4,179
Net interest income	5,431	4,732	16,424	13,494
Provision for loan losses	371	230	744	883
Net interest income after provision for loan losses	5,060	4,502	15,680	12,611
Non-interest income	1,518	1,088	4,503	3,027
Non-interest expense	5,437	4,479	16,373	13,296
Income before income taxes	1,141	1,111	3,810	2,342
Income taxes	269	365	930	425
Net income	872	746	2,880	1,917
Preferred Stock Accretion & Dividends	106	86	319	257
Net income applicable to Common Stock	766	660	2,561	1,660
Earnings per share applicable to common stockholders
Basic	$.24	$.22	$.82	$.54
Diluted	.24	.21	.82	.54
Dividends per share	.0375	.0375	.1125	.1125

	Sept 30,	December 31,		Sept 30,
	2012	2011		2011

Total assets	725,668	681,413		709,920
Cash and due from banks	35,722	22,940		133,803
Federal funds sold	990	241		485
Investment securities	242,099	218,531		133,462
Loans, net of unearned interest	392,960	387,929		389,386
Allowance for loan losses as % of net loans	1.12%	1.16%		1.10%
Loans past due 90 days and still accruing	870	496		391
Non-accrual loans	2,808	5,125		4,139
Non-accrual securities	1,950	1,950		1,950
Other real estate owned	8,008	4,353		4,565
Total nonperforming assets	13,636	11,924		11,045
Deposits-interest bearing	511,882	466,265		495,152
Deposits non-interest bearing	110,051	107,129		106,790
Total deposits	621,933	573,394		601,942
Borrowed funds	16,781	27,032		27,051
Subordinated debentures	10,310	10,310		10,310
Stockholders’ equity	65,372	60,425		59,570
Book value (per share)	$15.39	$14.00		$13.84
Total shares outstanding	3,135,361	3,092,566		3,066,072

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998